                                                                   EXHIBIT 10.11

*CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                        DEVELOPMENT AND SUPPLY AGREEMENT

        THIS DEVELOPMENT AND SUPPLY AGREEMENT (the "Agreement") is made and entered into as of this ____ day of November, 1998, (the "Effective Date") by and between INNOGENETICS N.V., a Belgian company with its principal office at Industriepark 7- box 4, B-9052 Ghent, Belgium, ("INNOGENETICS") and CEPHEID, a California corporation with its principal office at 1190 Borregas Avenue, Sunnyvale, California 94089 ("CEPHEID").

                                 R E C I T A L S

        A. INNOGENETICS has certain proprietary technology and experience relating to diagnostic assay reagents, protocols, and detection systems.

        B. CEPHEID has the ability to apply its proprietary microelectronics, micromachining and microfluidics technologies in the development of test systems, breadboards and prototypes to optimize INNOGENETICS diagnostic assay procedures.

        C. The parties desire to enter into this Agreement to develop, manufacture, and commercialize innovative diagnostic systems integrating proprietary INNOGENETICS assays and technologies, and proprietary CEPHEID technologies and systems.

        THE PARTIES AGREE AS FOLLOWS:

        1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                "CEPHEID IP" shall mean all copyrights, trademarks, Know-How, and inventions (as evidenced by authorship on a patent application or utility model) developed during the Term of the R&D Collaboration solely by CEPHEID employees or consultants which do not incorporate Confidential Information belonging to INNOGENETICS.

                "Change of Control" shall mean either (a) an event where a company other than INNOGENETICS acquires, merges with, or in some manner gains a controlling interest (greater than 50% equity ownership or the right by contract or otherwise to elect a majority of the Board of Directors) in CEPHEID, or (b) an event where a company other than CEPHEID acquires, merges with, or in some manner gains a controlling interest (greater than 50% equity ownership or the right by contract or otherwise to elect a majority of the Board of Directors) in INNOGENETICS.

                "Confidential Information" shall mean (a) all proprietary information and materials, patentable or otherwise, of a Party which is disclosed by or on behalf of such Party to the other Party, including, but not limited to formulations, techniques, methodology, equipment, data, reports, Know-How, preclinical and clinical trials and the results thereof, sources of supply, patent positions and business plans, including any negative developments, and (b) any other information designated by the disclosing Party to the other Party as confidential or proprietary, whether or not related to the Project; provided however, Confidential Information shall not include information disclosed which: (i) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or (ii) either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information; or (iii) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party; or (iv) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.



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

                "Field" shall mean (i) human diagnostics, as evidenced by regulatory labeling indicating approval for use in human diagnostics or for investigation of putative clinical utility by a diagnostics laboratory in a clinical research setting (e.g. For Investigational Use Only or For Research Use
Only); (ii) food testing; and (iii) veterinary testing. Additional fields associated with opportunities that may arise during the course of the R&D Collaboration will be the subject of good faith negotiations between the Parties.

                "INNOGENETICS IP" shall mean all copyrights, trademarks, Know-How and inventions (as evidenced by authorship on a patent application or utility model) developed during the Term of the R&D Collaboration solely by INNOGENETICS employees or consultants which do not incorporate Confidential Information belonging to CEPHEID.

                "Joint IP" shall mean all copyrights, Know-How and inventions (as evidenced by authorship on a joint application for a patent or utility model) developed during the Term of the R&D Collaboration jointly by INNOGENETICS and CEPHEID employees or consultants.

                "Know-How" shall mean all information, patentable or otherwise, of a Party (whether solely or jointly owned) which (a) is used or developed in the R&D Collaboration and (b) is reasonably useful or necessary or is required to develop, use, manufacture, distribute and/or sell the Products.

                "Net Sales" shall mean revenues actually received by CEPHEID from a third party attributable to sale or transfer of any product less costs actually identified on the invoice and allowed directly attributable to such sale or transfer, including (i) discounts, in amounts customary in the trade, for quantity purchases, cash payments and prompt payments, (ii) credits or refunds for claims or returns, (iii) any transportation or insurance premiums paid by CEPHEID and (iv) taxes, including sales, use, excise, import, export and other taxes and duties borne by CEPHEID.



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

                "Party" shall mean INNOGENETICS or CEPHEID; "Parties" shall mean both INNOGENETICS and CEPHEID and their affiliates (defined as an entity in which INNOGENETICS or CEPHEID has greater than 50% equity ownership or controlling interest).

                "Prior IP" shall mean any patents, patent applications, copyrights, trademarks, licenses, and Know-How, owned by a Party prior to the date of this Agreement.

                "Production Unit" shall mean a Product produced using final production equipment and processes, resulting in a unit that can be used, as required, for clinical trials and obtaining product registration, or that can be sold.

                "Products" shall mean systems, subsystems, consumables, and software resulting from the R&D Collaboration and incorporating proprietary CEPHEID technology and proprietary INNOGENETICS technology, or systems, subsystems, and consumables incorporating proprietary CEPHEID technology that are specifically designed and produced according to INNOGENETICS approved Product Requirements and Specifications for use with proprietary INNOGENETICS technology and assay procedures.

                "Product Requirements and Specifications" shall mean a detailed listing of design features and performance characteristics of Products that are required to meet the defined needs of the intended customers or users, that are required to achieve success in the defined markets, and which are deemed to be technically feasible by the Parties. Product Requirements and Specifications will be developed as part of the Work Plan for a given Product or group of Products prior to initiation of the development phase for that Product or Products. Product Requirements and Specifications can be modified during the development phase upon approval by the R&D Committee.

                "R&D Collaboration" shall mean the collaboration between the Parties pursuant to this Agreement.



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

                "R&D Committee" shall mean the research and development committee comprised of three members from the technical and commercial management teams of each of CEPHEID and INNOGENETICS.

                "Term" shall have the meaning described in Section 8 of this Agreement.

                "Territory" shall mean any and all countries of the world.

                "Work Plan" shall mean a detailed work plan setting forth Product Requirements and Specifications, as well as a budget and development milestones and timetables established by the Parties for the development of the Products. A Work Plan will be developed for each Product or group of Products to be developed under the R&D Collaboration.

        2. R&D COMMITTEE AND WORK PLAN.

                The Parties shall appoint their members of the R&D Committee within 15 days after the Effective Date of this Agreement. The R&D Committee shall establish a Work Plan within 60 days after the Effective Date of this Agreement. The R&D Committee shall have the authority to make all decisions concerning the conduct of the R&D Collaboration, including annual updates of, and modifications to, the Work Plan. With respect to all matters to be decided by the R&D Committee, the decision of a majority of all the members of the R&D Committee shall be determinative. Any modifications to the Work Plan shall be in writing. All meetings of the R&D Committee shall be summarized in writing and sent to both Parties. At least two representatives of each Party shall be present at such meetings. All decisions made by the R&D Committee shall be approved in writing by all members before becoming effective. The R&D Committee shall meet at least quarterly, alternating between CEPHEID's headquarters in California and INNOGENETICS' headquarters in Belgium, or in other mutually agreed upon venues, or by video conferencing.



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

        3. RESEARCH AND DEVELOPMENT COLLABORATION.

                3.1 R&D Collaboration Phases. The R&D Collaboration shall proceed in a minimum of three major phases:

                        3.1.1 Phase 1 - Feasibility Demonstration and Method Optimization. Test systems, breadboards, and prototypes shall be developed to demonstrate the feasibility of various analytical processes integral to the performance of INNOGENETICS' existing and future test methods, including rapid, micro-PCR, homogeneous detection, and sample preparation and DNA or RNA extraction for human genomic and pathogen samples. Prototypes shall be designed according to the requirements of INNOGENETICS' assay reagents and protocols, and will be used to optimize the INNOGENETICS assay procedures. The results from this feasibility and optimization work will enable the definition of specifications for saleable products to be developed by CEPHEID on behalf of INNOGENETICS.

                        As part of Phase I, the following prototypes will be delivered by CEPHEID to INNOGENETICS, according to schedules to be established in the Work Plan:

                I-CORE/Smart Cycler(TM):

                - One optical thermal cycler prototype (8 reaction sites, 100ul tube, sprung heater design, 2 color optics).

                - Two optical thermal cycler prototypes (8 reaction sites, 25ul tube, sprung heater design, 4 color optics).

 Sample Preparation Cartridges:

                - Prototype HCV Extraction Cartridges (number to be determined).

                - Prototype Genomic DNA Extraction Cartridges (number to be determined).

                        3.1.2 Phase 2 - Product Development (Near-Term Products). As determined by the Product Requirements and Specification efforts of the R&D



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

Committee, and by the results of the feasibility/optimization work of Phase 1, the Parties envision that several potential products will be developed by CEPHEID on behalf of INNOGENETICS, such as:

                - I-CORE based thermal cycler as a precursor to LIPA hybridization

                - I-CORE based thermal cycler with homogeneous detection (fluorescent dye based)

                - Sample preparation cartridge for HCV RNA extraction and concentration (or general pathogen RNA extraction)

                - Sample preparation device for human genomic DNA extraction and concentration (HLA model).

                Each of these projects will be defined by a Work Plan, outlining Product Requirements and Specifications, as well as budget and development milestones and timetable.

                        3.1.3 Phase 3 - Product Development (Long-Term Products). Both INNOGENETICS and CEPHEID realize that there is considerable value in developing systems that provide true automation of important diagnostic test procedures. Accordingly, they have together conceived of a fully integrated system or system based on the complete integration of their respective technologies and carrying out a complete diagnostic procedure from sample preparation through detection and result reporting. Based on the results of the feasibility/optimization work of Phase 1, a system or systems will be jointly specified that will provide the basis for joint research and development activities directed toward this fully integrated system. Such joint specification may lead to continued feasibility work, or to a development program, under a Work Plan.

                        3.1.4 Modification of Phase 1. If feasibility of I-CORE based procedures or either sample preparation cartridge is not demonstrated within the time frame projected for Phase 1, the R&D Committee may recommend that the feasibility work be extended, or the applicable portion of the program be terminated. Such



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

extension or termination shall be subject to approval by the management committees of both INNOGENETICS and CEPHEID.

                        3.1.5 Modification of Phase 2. Following the Phase 1 feasibility work and upon initiation of development of specified products, the R&D Committee shall define and agree upon milestones within the development Work Plan. If the Parties do not achieve the milestones, the R&D Committee may recommend that the development work be extended, or the applicable portion of the program be terminated. Such extension or termination shall be subject to approval by the management committees of both INNOGENETICS and CEPHEID.

                        3.1.6 R&D Collaboration Termination. A decision to terminate the R&D Collaboration shall be based on the objective assessment by both Parties of technical and/or commercial issues. If after such objective assessment, both Parties cannot reach agreement, then the matter shall be referred to arbitration in accordance with Section 15. If the R&D Collaboration is terminated, either Party shall be able to use Joint IP developed during the R&D Collaboration, subject to the terms and conditions of Section 6.7.

                        3.2 R&D Collaboration Employees. In order to facilitate the R&D Collaboration, employees of either Party may be assigned to work on the premises of the other Party for specified periods of time and for specifically defined projects, provided that visits shall be on mutually convenient dates and during mutually convenient business hours and shall not unreasonably interrupt the operations of the other Party. Each Party shall require each of its employees and consultants assigned to the R&D Collaboration to execute an agreement for the assignment of inventions and for the protection of Confidential Information in such reasonable form as may from time to time be used by such Party and approved by the other Party.

                        3.3 R&D Collaboration Funding.

        INNOGENETICS shall fund the fully loaded Research, Development and Engineering ("RD&E") costs that CEPHEID incurs on behalf of INNOGENETICS in



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

performing work of the R&D Collaboration to develop INNOGENETICS specified products.

                        3.3.1 Phase 1 Funding. Such RD&E costs shall be comprised of direct RD&E costs, RD&E overhead, and direct costs and allocated overhead of constructing and delivering prototype systems and cartridges as described in 3.1.1.

        Estimated funding requirements for Phase I are as follows:

                                               ($000's)
                              Q1        Q2        Q3        Q4       Total
                              --        --        --        --       -----
I-CORE/Smart Cycler(TM)      $[**]        --        --        --     $[**]
Sample Prep Cartridges       $[**]     $[**]     $[**]     $[**]     $[**]

Total                        $[**]     $[**]     $[**]     $[**]     $[**]

The above quarterly funding estimates are for a time period commencing December 1, 1998 and ending November 30, 1999. Funding provided to CEPHEID by INNOGENETICS, under the Heads of Agreement dated August 19, 1998 and executed by the Parties, that exceeded the actual expenditures incurred by CEPHEID in carrying out the applicable activities under the Heads of Agreement, shall be credited towards the funding estimates above.

The above funding estimates are based on a fully loaded RD&E FTE cost of $[**]. This FTE cost may be adjusted on an annual basis, as necessary, provided that CEPHEID provides evidence of increased costs of FTE's directed to the R&D Collaboration.

                        3.3.2 Phase 2 and 3 Funding. INNOGENETICS shall fund the fully loaded RD&E costs that CEPHEID incurs in connection with the completion of INNOGENETICS specified products, based on the prototypes developed and evaluated in Phase 1. Such expenses may include, but are not limited to, INNOGENETICS specific user software and user interface, instrument chassis and external case, and any scale-up



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

costs specific to the INNOGENETICS products. Budgets will be included in Work Plans for Phases 2 and 3 Products shall be developed and approved by the Research Committee at the appropriate time prior to initiation of associated RD&E activities.

                        3.3.3 Reconciliation. Required funding for Phase 1, 2 and 3 shall be estimated by the Parties and set forth in the Work Plan. The estimated funding shall be paid by INNOGENETICS to CEPHEID in advance on a quarterly basis, after receipt of the corresponding invoice from CEPHEID. Within 90 days after the end of each phase of Phase 1, 2, and 3 CEPHEID shall submit its actual RD&E costs in reasonable detail. If such actual cost, as approved in advance by the R&D Committee, exceeds the amounts paid CEPHEID, INNOGENETICS shall promptly pay CEPHEID the difference, and if such actual cost for Phase 1 or 2 is less than the amounts paid CEPHEID, INNOGENETICS shall receive a credit against its future funding obligations in the amount of such difference or for Phase 3 CEPHEID shall promptly pay INNOGENETICS the difference.

                        3.3.4 Records. The Parties shall keep true and accurate records to substantiate the expenditure of all funds paid for the RD&E, to document Net Sales amounts, or as necessary to carry out other obligations under this Agreement. Upon request, the Parties shall permit an authorized independent certified public accountant to inspect once per calendar year such records in confidence in order to verify only the information subject to the inspection. Such examination shall be at the cost of the Party requesting the inspection, unless the accountant concludes that the records show a difference of 5% or more, in which case the examination will be paid by the audited Party.

                        3.3.5 Diligence. CEPHEID will be responsible to hire and retain scientists with sufficient qualifications, skill, and experience to carry out its obligations under this Agreement. During the term of the R&D Collaboration, CEPHEID shall use all reasonable efforts and proceed diligently to perform the obligations and activities set out for CEPHEID in the Work Plan, including, without limitation, using its good faith



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efforts to allocate the required number of scientists. CEPHEID shall conduct all work under the Work Plan in compliance with all requirements of applicable laws, rules, and regulations, and all other applicable good laboratory practices in an attempt to achieve its objectives efficiently and expeditiously.

                        3.3.6 R&D Collaboration Reporting. Within forty-five
(45) days following the end of each quarter during the term of the R&D Collaboration, CEPHEID shall provide to INNOGENETICS written reports (i) summarizing the activities and results obtained under the Work Plan during such quarter; (ii) setting forth the number and allocation of FTE's devoted to the Work Plan with reference to the different activities performed during such quarter.

        4. LICENSES.

                4.1 Exclusive License Grant. During the Term of the R&D Collaboration and Supply Agreement (as per Section 7 thereof), CEPHEID hereby grants INNOGENETICS a royalty-free, worldwide, exclusive license to sell and have sold the Products that incorporate INNOGENETICS proprietary technology or are intended for use solely with INNOGENETICS' proprietary technology or assay methods.

                4.2 Non-Exclusive License Grant. During the Term of the R&D Collaboration and Supply Agreement, CEPHEID hereby grants INNOGENETICS a royalty-free, worldwide, non-exclusive license to sell and have sold generically applicable products developed in the course of the R&D Collaboration, the applications of which are not limited to use with INNOGENETICS proprietary technology or assay methods.

                4.3 Non-exclusive Trademark License. CEPHEID hereby grants INNOGENETICS a royalty-free worldwide, non-exclusive license to use CEPHEID trademarks in connection with marketing and sale of the Products identified in Sections 4.1 and 4.2. INNOGENETICS agrees to submit the use of such trademarks in any literature or product inserts or labeling to CEPHEID for review and approval prior to use



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and to use the trademarks only in a manner approved by CEPHEID. INNOGENETICS shall clearly reference CEPHEID in any marketing literature and product inserts.

        5. NON-COMPETE.

                5.1 DNA Extraction Sample Preparation Cartridge. If the R&D Collaboration results in development of a sample preparation cartridge for extraction of genomic DNA that does not incorporate proprietary INNOGENETICS technology and that is generically applicable for any procedure based on analysis of human genomic DNA, then CEPHEID agrees not to provide such cartridge for sale by another party to be licensed and approved for use in [**], which are current market areas for INNOGENETICS; for a time period of [**] following the supply to INNOGENETICS by CEPHEID of the number of Production Units necessary to conduct clinical trials, marketing trials and product registration.

                5.2 Viral Nucleic Acid Extraction Sample Preparation Cartridge. If the R&D Collaboration results in the development of a sample preparation cartridge for extraction of viral nucleic acid that does not incorporate proprietary INNOGENETICS technology and that is generically applicable for any procedure based on analysis of viral nucleic acid, then CEPHEID agrees not to provide such cartridge for sale by another party to be licensed and approved for use in [**], which are applications areas currently under development by INNOGENETICS for a time period of [**] following the supply to INNOGENETICS by CEPHEID of the number of Production Units necessary to conduct clinical trials, marketing trials and product registration.

                5.3 Royalties. If after the applicable time period for non-compete, CEPHEID provides a generically applicable cartridge for sale by another party for any of the listed applications (as referenced in 5.1 and 5.2), then CEPHEID will pay to



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INNOGENETICS, within 60 days after the end of each calendar quarter, a royalty of [**] on CEPHEID's Net Sales of such cartridge(s), up to a cumulative amount equal to [**] of the R&D funding provided by INNOGENETICS to CEPHEID for development of such specific cartridge(s). All such royalties shall be payable in United States dollars. In addition, INNOGENETICS will be able to purchase such generic cartridges from CEPHEID at pricing terms no less favorable (taken as a whole, based on volume and other terms) than those provided to other companies to whom the generic cartridges are sold by CEPHEID.

                5.4 Distribution Rights. As outlined in 4.1, INNOGENETICS will have exclusive distribution rights for Products in the Field and Territory. As outlined in 4.2, INNOGENETICS will have non-exclusive distribution rights for generically applicable products developed in the course of the R&D Collaboration, in the Field and Territory. Such rights shall extend to third parties with whom INNOGENETICS has a distributor agreement. INNOGENETICS shall have responsibility for obtaining all permits and regulatory approvals necessary to sell the Products within its Territory.

                5.5 Third Party Collaborations. Subject to the terms and conditions of this Agreement, the Parties shall each have the right to enter into collaborations with third parties.

        6. INTELLECTUAL PROPERTY.

                6.1 CEPHEID Third Party Intellectual Property. CEPHEID shall be responsible at its cost for securing rights to any third party intellectual property related to systems, subsystems, and non-reagent consumables (such as disposable reaction tubes), required to make, use, and/or sell Products in the Field.

                6.2 INNOGENETICS Third Party Intellectual Property. INNOGENETICS shall be responsible at its cost for securing rights to any third party intellectual property related to reagents and detection (such as **), required to make, use, and/or sell Products in the Field.

                6.3 Other Technologies. For technologies that are not clearly applicable to systems or reagents and detection, the Parties shall discuss and determine where responsibility for securing a license shall lie.

                6.4 Prior Intellectual Property. Each Party owns their respective Prior IP, and the other Party shall not obtain any rights thereto, except as expressly set forth in this Agreement.

                6.5 CEPHEID Intellectual Property. CEPHEID shall solely own all CEPHEID IP.

                6.6 INNOGENETICS Intellectual Property. INNOGENETICS shall solely own all INNOGENETICS IP.

                6.7 Joint Intellectual Property. Both INNOGENETICS and CEPHEID shall jointly own all Joint IP. Either Party shall have a first right of refusal to exclusively license some or all of the Joint IP, under terms to be negotiated. If neither Party opts to take an exclusive license to some or all of the Joint IP, then each Party shall receive an unrestricted royalty-bearing license, under terms to be negotiated, to use such Joint IP outside of the R&D Collaboration, subject to any limitations imposed by dominating Prior IP of either Party. The Parties will agree and define which of the Parties will have responsibility for filing and maintaining the joint patents, on a case by case basis. Costs for filing and maintaining will be equally shared by both Parties, unless a different cost sharing formula for a particular joint patent, is agreed upon by both Parties. If a joint patent is infringed by a third party, the Parties will jointly decide on the appropriate action. No Party will take action in response to a third party infringement of a joint patent without consent of the other Party, which shall not be unreasonably withheld.

        7. SUPPLY AGREEMENT.

                7.1 Exclusive Supplier. For the Term of this Agreement, CEPHEID shall supply INNOGENETICS with one hundred percent (100%) of its requirements for the CEPHEID systems, subsystems and consumables that are incorporated in the



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

Products. Such systems, subsystems, and consumables shall be subject to CEPHEID's terms and conditions of sale, as the same may be modified from time to time, but not more than once per year.

                7.2 Pricing. Such systems, subsystems, and consumables shall be sold to INNOGENETICS at transfer prices that shall be established in the following manner: target transfer prices will be established at the time that such Products are specified, as part of the Product Requirements and Specifications under the Work Plan. Final transfer prices shall be agreed upon at least 90 days prior to sale to INNOGENETICS. Transfer prices shall be reviewed and subject to renegotiation at the request of either Party, but no more than once per year. CEPHEID shall be responsible for any royalty payments to Lawrence Livermore National Laboratories ("LLNL") relating to the sale of such systems, subsystems and consumables based on technology licensed from LNL to CEPHEID.

                7.3 Transfer Price Estimates. For the I-CORE based system, the estimated transfer prices are as follows, subject to unit volumes and specific product characteristics that may be required by INNOGENETICS: Per I-CORE site:
$[**]; Per Reaction Tube: $[**]. These estimated transfer prices are based on estimated standard cost plus a certain percent profit margin for CEPHEID.

                7.4 Pricing Formula. The cost plus profit margin method shall be generally applied by CEPHEID in establishing transfer prices. However, the Parties recognize that other formulas for revenue sharing and transfer pricing may be more appropriate for other market or product opportunities, depending upon unit volumes, price per test and other market conditions. In order to ensure an equitable sharing of return for both parties, such other formulas shall be considered by the Parties on an opportunity by opportunity basis, and agreed upon in the course of establishing target transfer prices as part of the Work Plan for a Product or group of Products.

                7.5 CEPHEID Records. CEPHEID shall keep true and correct records to substantiate the supply price charged to INNOGENETICS pursuant to this
Section 7.



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

Upon request of INNOGENETICS, CEPHEID shall permit INNOGENETICS or its authorized representative to inspect once per calendar year records for the preceding two calendar years in confidence in order to verify the supply price charged to INNOGENETICS.

                7.6 Product Need Forecasts; Minimum Purchase Requirements. At the initiation of Phase 2 of the Research and Development Collaboration and on an annual basis thereafter, INNOGENETICS shall provide CEPHEID with a written two-year forecast of Products required. This forecast shall be comprised of a one year forecast (first 6 months of monthly requirements and following 2 quarters of quarterly requirements) and a one year projection. This forecast will be updated quarterly. CEPHEID shall notify INNOGENETICS as soon as possible in the event CEPHEID determines that it would be unable to supply PRODUCTS in accordance with the forecasted orders. Upon launch of the said Products, the first three months of the updated forecast will represent a purchase commitment. In addition, the Parties shall negotiate a schedule of minimum annual purchase requirements for each Product.

                7.7 Manufacturing Rights. The Parties agree that the manufacturing of Products, excluding biologically active components, shall be the responsibility of CEPHEID. INNOGENETICS shall be responsible for the manufacturing of the biologically active components and shall have the right to incorporate the biologically active components into the Products. INNOGENETICS shall have the final Product responsibility towards its customers and regulatory bodies. In the case that all test specific biologically active components would need to be incorporated into the Production Units within a single production process, CEPHEID as well as INNOGENETICS shall have to approve the manufacturing plans as well as the procedures and facilities where such production will take place. The procedures and facilities shall, in any case, allow the manufacturing of Products under conditions acceptable to the regulatory bodies of those countries where Products shall be sold.

                7.8 Security of Supply.



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

                        7.8.1. Product Quality, Safety, and Conformity. All Products supplied to INNOGENETICS, including the containerization and packaging thereof (as defined and agreed upon as part of the Product Requirements and Specifications) shall, at the time of delivery, be free from manufacturing defects (including, without limitation, defects in material and workmanship), and shall be manufactured, packaged, and supplied in conformity in all aspects with the Product Requirements and Specifications, and International Airfreight Transport Association requirements in force at such time. CEPHEID shall have carried out the applicable and agreed upon tests and quality control procedures relative to the Products prior to the delivery thereof. The Products shall be of merchantable quality, and generally safe for their intended use.

                        7.8.2. Changes in Product Requirements and
Specifications. No amendment shall be made to the Product Requirements and Specifications without the prior written approval of the other Party; without limitation of the foregoing, the manufacturing process, labeling, packing components with respect to any Product shall not be changed if such change could affect the performance or registration of any such Product without the prior written consent of INNOGENETICS. In the event of any agreed-upon change, CEPHEID shall provide reasonable documentation to enable INNOGENTICS to appropriately modify the Product Requirements and Specifications to be applied to the Product thereunder.

                        7.8.3. Modifications to Products or Production Process. If CEPHEID makes any improvement, modification, or adjustment to any of the Products of the production process thereof during the Term of this Agreement, CEPHEID shall notify INNOGENETICS as soon as is practicable. INNOGENETICS shall have the option of including or not including in the Products such improvement, modification, or adjustment as it shall request, on a schedule and at a cost agreed upon by the Parties.

                        7.8.4. Certification of Conformity to Product Requirements and Specifications. CEPHEID will undertake in respect of each delivery of Products to INNOGENETICS to give notice to INNOGENETICS with such delivery, the appropriate documentation in which CEPHEID certifies that the Products in such delivery have been analyzed and meet the applicable Product Requirements and Specifications. Such documentation shall also set forth the batch or lot number of the Products, the date of manufacture, and as applicable, batch-to-batch test data and expiration dates for such Products. The configuration of such documentation as well as the testing methods to be applied to ensure conformity of the delivered Products to the applicable Product Requirements and Specifications shall be agreed upon by both Parties as part of the approval of the Product Requirements and Specifications.

                        7.8.5. Notification of Non-Conformance or Customer Complaints. Each Party shall notify the other Party promptly of the discovery and nature of any non-conformance of any Product to its Product Requirements and Specifications and regarding any material complaints such Party may receive from customers, or from any governmental or regulatory authority in respect to such Product, its manufacture, or its constituents. Upon notification by either Party, the appropriate Party or Parties (depending upon whether the non-conformance is related to hardware, software, and/or reagents) shall conduct a quality assurance/quality control investigation and shall inform the other Party or Parties regarding the findings of such investigation, as soon as such findings are available, and in any event within two (2) weeks of the other Party's notification. In addition, each Party shall inform the other Party of any and all defects it discovers within its production process that might influence the performance of the Products delivered to INNOGENETICS. Upon INNOGENETICS's request, CEPHEID shall provide to INNOGENETICS all reasonable information and assistance necessary for INNOGENETICS to understand and resolve complaints received from its customers or regulatory authority.

                        7.8.6. Quality Audits and Inspections. CEPHEID shall allow INNOGENETICS and its duly authorized representatives, and the personnel of appropriate regulatory authorities, reasonable access to such premises as are used in the production and testing of the Products for the purpose of conducting a quality audit thereof. As appropriate, INNOGENTICS shall allow CEPHEID and its duly authorized representatives reasonable access to such premises as are used in the incorporation of biologically active components into Products, for the purpose of CEPHEID's rendering its approval of such facilities and procedures, as per
Section 7.7.

                        7.8.7. Inability to Supply Products. Subject to the provisions in Section 21 regarding excusable delays as a result of force majeure, upon written notice to CEPHEID from INNOGENETICS, CEPHEID shall transfer the applicable technology, know-how, and licenses to INNOGENETICS to make, have made, sell, and have sold Products, upon the occurrence of any of the following events, (i ) - (v ) below. However the Parties recognize that the underlying objective of this Agreement is to realize an economical and reasonable way the mutual interests and requirements of the Parties. In the instance of an inability to supply Products, the Parties will meet to discuss potential solutions in order to avoid the recurrence of the inability to supply Products.

(i) CEPHEID is unable to supply such Product or Product component for any reason, including by reason of non-compliance with regulatory requirements or the commencement by or against CEPHEID any bankruptcy or insolvency proceeding, or CEPHEID is unable to supply any such Product or Product component conforming in all respects with the representations and warranties set forth in the Agreement;

(ii) CEPHEID notifies INNOGENETICS that it is unwilling to manufacture or supply such Product or Product component;

(iii) CEPHEID fails to meet three (3) consecutive scheduled delivery dates, or delivery is delayed by more than three (3) months, or fails to meet an agreed upon replacement date by more than thirty (30) days.

(iv) CEPHEID shall be in violation, breach or default of any material representation, warranty, covenant, or agreement contained in the Agreement and shall not have cured or undertake to cure the same within sixty (60) days after INNOGENETICS's request to do so;

(v) CEPHEID fails, over any twelve (12) month period, to deliver more than eighty percent (80%) of INNOGENETIC's orders for Products in accordance with INNOGENETICS's forecast.

CEPHEID will make all necessary efforts to ensure that such technology transfer is finalized within three (3) months after being given written notice by INNOGENETICS that such technology transfer is requested according to this paragraph 7.8 of the Agreement. Such technology transfer shall be at CEPHEID's expense. INNOGENETICS shall use the transferred technology only for the manufacture and sale of the Products affected under the applicable event or events above.

                7.9 Freedom from Liens and Encumbrances. Upon payment to CEPHEID by INNOGENETICS under the terms of Section 7.2, the Products supplied to INNOGENTICS by CEPHEID shall be free of all liens and encumbrances of any kind.

        8. TERM.

                8.1 Supply Agreement. Unless earlier terminated in accordance with the provisions of this Section 8, Section 7 "Supply Agreement" shall remain in effect as from the Effective Date of this Agreement for as long as Products are purchased by INNOGENETICS from CEPHEID in amounts at least equivalent to the minimum purchase requirements.

                8.2 R&D Collaboration. Unless earlier terminated in accordance with the provisions of this Section 8.2 "R&D Collaboration" shall remain in effect as long as CEPHEID and INNOGENETICS identify product development opportunities of mutual interest, under mutually acceptable terms, they will continue to collaborate to introduce important, innovative products to the diagnostics marketplace.

                8.3 Termination. This Agreement may be terminated as follows:

                        (a) by mutual written consent of the Parties; and

                        (b) failure by either Party or its Affiliates to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give the defaulting Party notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the Party in default does not commence and diligently continue actions to cure such default), the notifying Party shall be entitled, without prejudice to any other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement immediately by giving written notice. The right of either Party to terminate the Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

        9. ASSIGNABILITY.

                9.1 Assignment by CEPHEID. Upon prior approval by INNOGENETICS not to be unreasonably withheld, CEPHEID may assign all its rights and duties under this Agreement.

                9.2 Assignment by INNOGENETICS. Upon prior approval by CEPHEID not to be unreasonably withheld, INNOGENETICS may assign all its rights and duties under this Agreement.

        10. CHANGE OF CONTROL

                10.1 Survival of Rights. In the event of a Change of Control of CEPHEID, the following rights that INNOGENETICS enjoys under this Agreement shall survive, as follows:

                        a) Systems, subsystems, and consumables comprising Products that are manufactured by CEPHEID or its vendors and sold to INNOGENETICS will continue to be sold to INNOGENETICS at the same transfer prices and the same minimum purchase requirements in effect at the time of the Change of Control for at least eighteen (18) months following the Change of Control. If after 18 months following the Change of Control, INNOGENETICS is unable to purchase the applicable systems, subsystems, and consumables from CEPHEID under substantially equivalent terms, INNOGENETICS shall automatically obtain a royalty-free license to manufacture these systems, subsystems, and consumables themselves, or to contract for their manufacture by vendors of INNOGENETICS' selection. CEPHEID will also transfer to INNOGENETICS the applicable technology and Know-How necessary to enable INNOGENETICS to manufacture the applicable systems, subsystems, and consumables.

                b) R&D Collaborations underway at the time of Change of Control will be carried out to completion, as defined by development of product or products that are fully specified at the time. Such R&D Collaborations will proceed according to the agreed upon Work Plans with INNOGENETICS providing funding at the agreed upon levels. If CEPHEID is unable to supply the products resulting from these collaborations to INNOGENETICS, then INNOGENETICS will receive a royalty-free license to manufacture these products themselves.

                10.2 Termination. INNOGENETICS may elect to terminate part or all of this Agreement with CEPHEID in the event of the Change of Control in either CEPHEID or INNOGENETICS, but in so electing, INNOGENETICS must provide at least six (6) months notice of its intention to do so. If INNOGENETICS elects to terminate the Agreement as a result of a change of control in INNOGENETICS, and in so terminating, INNOGENETICS no longer wishes to market and sell Products that have been developed or sold up to that point, then CEPHEID will have the option to receive a license to the associated INNOGENETICS technology and to sell or have sold the associated Products, at terms to be negotiated.

        11. CONFIDENTIAL INFORMATION.

                Each Party hereto shall maintain the Confidential Information of the other Party in confidence during the term of this Agreement and during the period ending two years after the termination of the R&D Collaboration, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except as permitted or contemplated by this Agreement or pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, agents or sublicensees. The parties agree that the R&D Committee must provide written consent before either Party can publish scientific results related to the R&D Collaboration.

        12. REPRESENTATIONS.

                12.1 Representations of INNOGENETICS. INNOGENETICS hereby represents to CEPHEID as follows:

                        a) it is a corporation validly existing and in good standing under the laws of Belgium and has the corporate power and authority to conduct its business and to own its assets and is duly qualified or licensed to do business in Belgium

                        b) it has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                        c) this Agreement has been executed and delivered by INNOGENETICS and constitutes a valid and binding obligation of INNOGENETICS enforceable against it in accordance with its terms.

                12.2 Representations of CEPHEID. CEPHEID hereby represents to INNOGENETICS as follows:

                        a) it is a corporation validly existing and in good standing under the laws of California and has the corporate power and authority to conduct its business and to own its assets and is duly qualified or licensed to do business in California.

                        b) it has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                        c) this Agreement has been executed and delivered by CEPHEID and constitutes a valid and binding obligation of CEPHEID enforceable against it in accordance with its terms.

                        d) All the material contracts, agreements, and instruments to which CEPHEID is a party, are valid, binding and in full force and effect in all material respects. CEPHEID has complied with all the material provisions of all its material contracts, obligations, agreements, plans, arrangements, and commitments, and there does not exist any event of default under any such agreement which would have a material adverse effect on the condition, financial or otherwise, of CEPHEID. There is no action, suit, proceeding or investigation pending or threatened against CEPHEID before any court or before any governmental or administrative agency for the renegotiation of or any other adjustment of any such agreement.

                        e) To CEPHEID's knowledge, there is pending or overtly threatened action, suit, proceeding or claim, or to CEPHEID's knowledge, any basis therefore, nor would there be, to CEPHEID's knowledge, any basis therefore as a result of the services proposed to be conducted by CEPHEID hereby, whether or not purportedly on behalf of CEPHEID, to which CEPHEID is or may be named as a party or its property is or may be subject to, to CEPHEID's knowledge, to which any officer, key employee or principal stockholder of CEPHEID is subject, and in which (in any case) an unfavorable outcome, ruling or finding would have a material adverse effect on the condition, financial or otherwise, or operations of CEPHEID; and CEPHEID has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim (individually or collectively with other asserted claims) if sustained would have a material adverse effect on the condition, financial or otherwise, operations of CEPHEID. CEPHEID has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition of bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefits of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial portion of its property or had a petition of bankruptcy filed against it, been adjudicated a bankruptcy or filed a petition or answer seeking reorganization or arrangement under any law or statute of any jurisdiction similar to the laws of the United States.

                        f) Upon receipt of at least two (2) business days notice and during normal business hours, CEPHEID agrees to provide INNOGENETICS reasonable access to CEPHEID's research and development facilities, books and records and full cooperation by the directors, officers, employees, technicians, scientists and other agents and representatives of CEPHEID to the extent necessary to fulfill its obligations under this Agreement and to utilize the benefits of the licenses granted herein.

                        g) CEPHEID shall not conduct any work under the Work Plan that knowingly infringes the valid intellectual property of any third party.

                12.3. Representations of CEPHEID and INNOGENETICS. CEPHEID and INNOGENETICS shall not enter into any other agreement or arrangement, or grant any rights, inconsistent with the terms reflected herein.

        13. COVENANTS.

                13.1. Covenants of Innogenetics. INNOGENETICS covenants with CEPHEID, in so far as it relates to the R&D work and supply and distribution activities, as follows:

                        a) INNOGENETICS will at all times maintain product liability insurance covering the Products in commercially reasonable amounts and will name CEPHEID as a co-insured on such insurance.

                        b) INNOGENETICS will obtain and maintain at its cost all regulatory approvals necessary for the manufacture, sale, exportation and importation of the Products.

                13.2. Indemnification. Each Party covenants, in so far as it relates to the R&D Collaboration and supply and distribution activities, as follows: each Party shall indemnify, defend, and hold harmless the other Party, its Affiliates, its licensees and its sublicensees, and their respective directors, officers, employees, and agents, from any and all liabilities, damages, losses, penalties, costs and expenses (including the fees of attorneys and other professional advisors) arising of or resulting from: gross negligence, recklessness or intentional acts or omissions of such Party and its Affiliates, and their respective directors, officers, employees, and agents, in connection with the work performed by such Party under this Agreement.

                13.3. Notice. In the event that either Party is seeking an indemnification under this Article, such Party shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, and shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle at the sole discretion of the indemnifying Party) in the defense of the claim.

        14. NOTICES. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing, shall be employ the English language, and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or by facsimile to the person identified below for five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

               If to CEPHEID:          CEPHEID
                                       1190 Borregas Avenue
                                       Sunnyvale, CA 94089
                                       Attention:  President
                                       Facsimile:  408-541-4192
                                       Confirmation Number: 408-541-4191

               With a copy to:         Heller Ehrman White & McAuliffe
                                       2500 Sand Hill Road, Ste. 100
                                       Menlo Park, California  94025
                                       Attention:  August J. Moretti
                                       Facsimile:  (650) 234-4229
                                       Confirmation Number: (650) 234-4200

               If to INNOGENETICS:     INNOGENETICS
                                       Industriepark 7-Box 4, B-9052
                                       Ghent, Belgium
                                       Attention:  Business Development Dept.,
                                       Dirk Pollet, Ph.D.
                                       Facsimile: 32-9-241-0799
                                       Confirmation Number: 32-3-252-3752

               With a copy to:         INNOGENETICS
                                       Industriepark 7-Box 4, B-9052
                                       Ghent, Belgium
                                       Attention: Corporate Counsel
                                       Johan Van den Eynde
                                       Facsimile: 32-9-241-0799
                                       Confirmation Number: 32-9-241-0711

        Such addresses may be changed from time to time by means of a notice given in the matter provided in this section.

        15. DISPUTE RESOLUTION. In the event that a dispute arises between the Parties relating to or arising from this Agreement, the Parties shall negotiate in good faith to resolve such dispute. Any resolution reached by the Parties shall be binding on the Parties. In the event that the Parties fail to reach a resolution within 30 days, then the dispute shall be submitted to the Chief Executive Officers of INNOGENETICS and

CEPHEID who shall negotiate in good faith for a period of 30 days to resolve such dispute. In the event that such officers do not reach a resolution with respect to such dispute, such dispute shall be resolved by binding arbitration to take place in London, England pursuant to the administrative authority of the London Court of International Arbitration and under the UNCITRAL Arbitration Rules now in force, with such modifications as the Parties shall agree. All proceedings and all pleadings shall be in English. The Parties shall attempt by agreement to nominate a sole arbitrator within 20 days of filing an arbitration notice. If the Parties fail to nominate a sole arbitrator during such period, the sole arbitrator shall be appointed by the London Court of International Arbitration. The arbitration award shall be final and binding on the Parties.

        16. GOVERNING LAW. In the event of a dispute, the Agreement will be governed by and construed by either Belgian or California law as determined by the arbitrator pursuant to Section 15.

        17. COUNTERPARTS. This Agreement may be executed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be considered an original of this Agreement.

        18. NO AGENCY. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which a Party renders its services under this Agreement shall be within such Party's sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

        19. WAIVER. The waiver by either Party of a breach or a default of any provisions of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provisions, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

        20. FORCE MAJEURE.

                20.1 General Force Majeure. In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure or public utilities; injunction or any act, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the Party invoking this Section 20, if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party promptly in writing, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. Each party will take reasonable efforts to prevent loss of equipment and information due to any act of God or accident (including earthquake), including off-site archiving of critical records and data.

                20.2. Unforeseen Developments. The underlying objective of this Agreement is to realize in an economical and reasonable way the mutual interests and requirements of the Parties. If, at any time, this Agreement should no longer meet this objective because of economic developments or political changes that could not be reasonably foreseen at the time of the signing of this Agreement, thus causing undue and prolonged hardship to a Party, the Parties shall meet to discuss a mutually agreeable solution according to the economic and reasonable objectives of this Agreement.

        21. PUBLICITY. Neither party will disclose the existence or the terms of this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

        22. NON-SOLICITATION. During the term of the R&D Collaboration, each Party agrees not to induce any employee of the other Party participating in the R&D Collaboration to discontinue its employment with that Party in order to become employed by or associated with any business, enterprise, or effort that is associated with its own business.

        23. GENERAL. This document contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes the Heads of Agreement dated August 19, 1998 executed by the parties and all prior and contemporaneous correspondence, understandings and discussions between the Parties. This Agreement may be modified only by a subsequent written agreement signed by both Parties. If any provision of this Agreement is held to be unenforceable, the remaining provisions shall continue unaffected. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the Parties have entered into this Agreement on the first date written above.

INNOGENETICS                                CEPHEID

By:                                         By:
   ---------------------------------           ---------------------------------
Its:                                        Its:
    --------------------------------            --------------------------------